UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2012

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:  (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2012, StarTek, Inc. (the “Company”) and StarTek USA, Inc., a wholly owned subsidiary of the Company, entered into a Credit and Security Agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A. (“Wells Fargo”).  The Credit Agreement is effective February 28, 2012 through February 28, 2015.  The amount the Company may borrow under the Credit Agreement is the lesser of the borrowing base calculation and $10 million, and, so long as no default has occurred, the Company may increase the maximum availability to $20 million in $2.5 million increments.  The Company may request letters of credit under the Credit Agreement in an aggregate amount equal to the lesser of the borrowing base calculation (minus outstanding advances) and $5 million. The borrowing base is generally defined as 85% of our eligible accounts receivable less reserves for foreign exchange forward contracts and other reserves as defined in the Credit Agreement.

Borrowings under the Credit Agreement bear interest at the daily three-month LIBOR index plus 2.50% to 3.00% depending on the calculation of the fixed charge coverage ratio, as defined in the Credit Agreement.  Until the first monthly report of the fixed charge coverage ratio, the interest rate will be the daily three-month LIBOR index plus 3.00%.  The Company will pay letter of credit fees on the average daily aggregate available amount of all letters of credit outstanding monthly at a rate per annum of 3.0% and a monthly unused fee at a rate per annum of 0.30% on the aggregate unused commitment under the Credit Agreement.

The Company granted Wells Fargo a security interest in all of its assets, including all cash and cash equivalents, accounts receivable, general intangibles, owned real property, equipment and fixtures.  In addition, under the Credit Agreement, the Company is subject to certain standard affirmative and negative covenants, including the following financial covenants: 1) maintaining a minimum adjusted EBITDA, as defined in the credit Agreement, of no less than the monthly minimum amounts set forth in the Credit Agreement and 2) limiting non-financed capital expenditures during 2012 to $6.5 million, provided that such expenditures would not cause the ratio of excess availability, as defined in the Credit Agreement, to aggregate non-financed capital expenditures to be less than 1:50 to 1:00.  The requirement for non-financed capital expenditures may be increased quarterly by an amount equal to 50% of any positive variance between budgeted and actual adjusted EBITDA results measured at the end of each quarter.  The Company and Wells Fargo are required to agree on financial covenants for the remaining term of the Credit Agreement beyond 2012, and any failure to do so will constitute an event of default.

Item 1.02 Termination of a Material Definitive Agreement.

On February 28, 2012, the Company terminated its business loan agreement and promissory note for a $7.5 million secured revolving line of credit with UMB Bank Colorado, N.A (“UMB Bank”).  The agreement was set to expire on August 1, 2012.  At the time the agreement was terminated and the Credit Agreement became effective, there were no amounts outstanding under the line of credit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated February 28, 2012, announcing that StarTek, Inc. entered into a new credit facility with Wells Fargo Bank.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

By:	/s/ Lisa A. Weaver	Date: February 29, 2012
Lisa A. Weaver
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated February 28, 2012, announcing that StarTek, Inc. entered into a new credit facility with Wells Fargo Bank.